Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

(INCLUDING WAIVER OF CLAIMS UNDER THE AGE

DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED)

This Confidential Separation Agreement and General Release (“Release Agreement”) is entered into on the first date set forth below by and among Steven A. Ehrlich (hereinafter referred to as “Employee”), Riverview Financial Corporation (“Corporation”) and Riverview Bank (hereinafter referred to as the “Bank”, and Employee, Corporation and Bank collectively referred to as the “Parties”).

BACKGROUND

Employee’s at-will employment with the Bank will end effective September 30, 2020 (the “Separation Date”) due to Employee’s resignation. The Bank will provide Employee with benefits to which Employee would not otherwise be entitled. In exchange, Employee has agreed to a release of all claims that he may have against the Corporation, the Bank, and all Releases as defined in Paragraph 3(a) below, up to the date Employee signs this Release Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and the releases, warranties, and representations of Employee, the Parties, intending to be legally bound, AGREE as follows:

1. Payments and Benefits.

a. Continuation of Group Health Insurance. Provided Employee signs and does not revoke this Release Agreement, the Bank agrees to continue Employee on its group health insurance plan for a period of six (6) months following his resignation, on the same terms and conditions, premiums and deductibles as set forth in the Bank’s group health insurance plans and policies then in effect. This six months of continued health insurance coverage shall not count against Employee’s period of COBRA eligibility. After this six-month coverage period ends, Employee will be eligible to continue on the Bank’s group health insurance plans under COBRA, and he shall be responsible for all payments of health insurance premiums costs. In addition, should Employee become eligible for health insurance benefits under another health insurance plan(s) during the six month period, Employee’s health insurance benefits with the Bank shall cease. Employee shall promptly inform the Bank of his eligibility for alternative coverage.

b. Payment for Accrued Unused Paid Time Off. The Bank agrees to pay Employee $39,725, which represents 58 days of unused and accrued PTO time through the Separation Date.

2. Adequate Consideration. Employee agrees that (i) the consideration and payments made to him by the Bank pursuant to this Release Agreement represent the sole and exclusive payments and undertakings to be provided to Employee, (ii) said payments include any and all outstanding and accrued compensation, wages, and benefits that may be due and owing Employee, (iii) that neither the Bank nor the Corporation have any further obligation to provide Employee with any compensation of any sort, or any non-monetary or monetary benefits in addition to that which is set forth in Paragraph 1, above, and (iv) the aforementioned payment and other benefits are in excess of what Employee otherwise would have been entitled to and constitute good and sufficient consideration for this Release Agreement. Through his signature below, Employee acknowledges that he has received all compensation and wages owed to him under the Fair Labor Standards Act, the Pennsylvania Minimum Wage Law, and the Pennsylvania Wage Payment & Collection Law.

3. Release and Waiver.

a. For and in consideration of the Bank’s and the Corporation’s promise to cause the payments and benefits to be made as set forth in Paragraph 1, above, Employee does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Riverview Financial Corporation, Riverview Bank, and their respective parent corporations, subsidiaries and affiliates, and all of the foregoing’s respective directors, officers, shareholders, current or former employees, representatives, agents, attorneys, insurers, successors and assigns (“Releasees”) of and from any and all manner of actions and causes of action, suits, debts, liabilities, losses, damages, claims and demands whatsoever (which are otherwise subject to waiver) that Employee had, has or may have against any of the Releasees, whether sounding in contract, any form of tort or otherwise, whether at law or in equity, whether known or unknown, from prior to the commencement of Employee’s employment with any of the Releasees to the date of this Release Agreement. The releases herein include, but are not limited to, any waivable claims that were asserted or could have been asserted up to the date of this Release Agreement or that could be asserted in the future under any federal, state, or local laws, regulations, orders, or ordinances including but not limited to:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	the Civil Rights Act of 1866 and 1871;

•	Executive Order 11246;

•	the Rehabilitation Act of 1973;

•	the Americans with Disabilities Act of 1990 (ADA);

•	the Employee Retirement Income Security Act (ERISA) (except as to claims for vested benefits);

•	any state or local laws similar to the above including but not limited to the Pennsylvania Human Relations Act;

•	any unjust or wrongful termination theory;

•	any claim for breach of contract, fraud or material misrepresentation;

•

any negligent retention, hiring, or supervision theory; or any right or claim based on an alleged privacy violation, any claims for defamation or slander, other employment tort or common law claims now or hereafter recognized and any derivative claim Employee may have arising thereunder, and all claims for counsel fees and costs. Employee specifically acknowledges that he is releasing all Releasees from any claims for attorneys’ fees and costs.

b. Employee further agrees To WAIVE ALL RIGHTS AND CLAIMS he has ever had, or now has, under THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED (“ADEA”), against Releasees arising from or related to his employment with the Bank or the Corporation, or separation from employment. Employee has been advised to consult with an attorney before signing this Release Agreement waiving his rights under the ADEA. Employee has had the opportunity to review this Release Agreement for 21 days prior to signing it. Employee may revoke the Release Agreement within seven days after he signs the Release Agreement. If Employee revokes the Release Agreement, the Bank shall have the option of voiding the entire Release Agreement. In such event, Employee will not receive the benefits described in Paragraph 1 above.

c. Notwithstanding the releases and waivers above, nothing in this Release Agreement shall prohibit Employee from filing an administrative charge or complaint with, or participating in any investigation or proceeding conducted by, the United States Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local agency. Employee agrees to and waives his right to recover monetary damages, reinstatement of employment, or any other relief sought against Releasees in any discrimination, retaliation or other charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf with the EEOC or comparable state or local agency. Furthermore, nothing in this Release Agreement shall prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any other self-regulatory organization or any other state or federal regulatory authority.

4. Ongoing Obligations.

a. Return of Property. Employee certifies that he has returned all property and confidential information of the Bank to the Bank without retaining any copies, either in tangible or intangible form as of the Separation Date. This certification includes the fact that he has purged all Bank and Corporation files and information from his home computer or laptop, tablet, cell phone, and all personal electronic devices and returned all photocopies of materials that relate to the Releasees or their business.

b. Confidentiality. Employee promises to keep the existence and terms of this Release Agreement confidential. Employee will not disclose the existence or terms of this Release Agreement to any of the Bank’s or Corporation’s employees or any third party, subject to the following exceptions:

(1)

Employee may disclose the Release Agreement’s existence and terms to his spouse, attorney, or accountant/tax preparer, if such individuals agree in advance to keep such matters confidential. Additionally, if any of these individuals violate this term, that would be considered a breach of the Release Agreement, and Employee would be deemed responsible for that breach.

(2)

Employee may disclose the Release Agreement’s existence and terms if he is legally required to do so. In that situation, however, Employee will try to notify the Bank or Corporation before disclosing the Release Agreement, but only if providing such notice is legally permitted.

(3)	Employee may disclose the Release Agreement’s existence and terms to the Pennsylvania Department of Labor & Industry should he decide to pursue an unemployment compensation claim.

(4)

Any of the Parties may disclose the Release Agreement’s existence and terms to the SEC and/or any other self-regulatory organization or any other state or federal regulatory authority if required to do so.

c. Non-Disclosure. Employee agrees that he shall not at any time divulge or disclose to any third party the Confidential Information or trade secrets of the Bank or Corporation. Confidential Information means information disclosed to Employee or known by Employee or created by Employee as a result of his employment with the Bank and not generally known in the public, including, but not limited to, current or prospective customer, supplier, or vendor information, preferences and lists, customer personal identifying information, pricing information, marketing, business development, and strategic planning information, non-public financial information, and trade secrets as that term is defined under Pennsylvania law and the federal Defend Trade Secrets Act. Notwithstanding the foregoing non-disclosure obligations, and any non-disclosure obligations set forth in the provisions of any other agreement between Employee and Bank, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d. Access to Company Files, Records, and Electronically Stored Information. Through his signature below, Employee represents that he has returned to the Bank and Corporation all company files, records, and electronically stored information previously in his possession. Employee further acknowledges that as of the Separation Date, he is no longer permitted to access any of the Bank’s or Corporation’s files, records, or electronically stored information, without the Bank’s or the Corporation’s advance permission.

e. Non-disparagement. Employee agrees that he will not disparage, or encourage others to disparage, the Bank, the Corporation, or any Releasee, or their respective directors, officers, current or former employees, and agents, either orally or in writing in any communications of whatever nature to any third party, nor instigate, assist, or participate in the making or publication of any statement that could libel, slander, defame, or disparage them or present them in a false light.

f. Remedies for Breach. Employee acknowledges that any breach by Employee of the obligations in Paragraph 4 of this Release Agreement would substantially and materially impair and irreparably harm the Bank’s and the Corporation’s business and goodwill, and that monetary damages would be difficult, if not impossible, to ascertain. Employee agrees that in the event of any breach or threatened breach by Employee of this Paragraph 4, such impairment or harm is incapable of being compensated in solely monetary terms and the Bank and Corporation shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction. Further, in the event that the Bank or Corporation successfully seeks to obtain compliance therewith or damages, Employee will be responsible for the reasonable costs incurred thereby by the Bank or Corporation, including reasonable attorneys’ fees. If Employee breaches this Agreement, Bank and Corporation may withhold any portion of the benefits that remain unpaid at the time of breach. Such withholding will not affect the Bank’s and Corporation’s right to obtain any other remedy under this Release Agreement.

5. Acknowledgement. Employee acknowledges that the Bank and the Corporation admit no liability or wrongdoing in requesting or accepting this Release Agreement and waiver.

6. Time and Return and Disclosures. Employee understands and agrees that, in full compliance with the Older Workers Benefit Protection Act (OWBPA) of 1990:

a. Employee enters into this Release Agreement freely and knowingly, and after due consideration, intending to waive, settle, and release all waivable claims that Employee has or may have against Releasees up to the date of the execution of this Release Agreement, including claims under the ADEA. The Release Agreement does not, however, prohibit employee from asserting an ADEA claim related to events occurring after he signs the Release Agreement.

b. The Bank and Corporation advise and direct Employee to consult with an attorney before signing this Agreement waiving his ADEA rights. Through his signature below, Employee acknowledges that he has been given the opportunity to consult with an attorney before signing this Agreement waiving his ADEA rights.

c. Employee has been provided with the opportunity to consider this Release Agreement for 21 days. Material and immaterial changes to this Release Agreement will not extend the 21-day period for the Employee to consider this Release Agreement. Employee may voluntarily return this Release Agreement prior to expiration of the 21-day period. By doing so, Employee acknowledges that he waives the entire 21-day review period and has executed the Release Agreement as of the date listed below freely and without coercion. If Employee agrees to enter into this Release Agreement, he must sign the Release Agreement and return it to Brett Fulk.

d. Employee understands that he has seven days after he signs the Release Agreement to revoke the Release Agreement by delivering a written notice of revocation to Brett Fulk by 5:00 p.m. Eastern Standard Time on the seventh day after Employee signs the Release Agreement. In the event Employee revokes this Release Agreement, neither the Bank nor the Corporation shall have any obligation to Employee under the Release Agreement. After this revocation period has expired, the Release Agreement will become effective, enforceable, and irrevocable.

7. Severability. The Release Agreement’s promises are severable, meaning that if a court were to find any promise invalid or unenforceable, the court will modify or adjust that promise. The Release Agreement’s other promises and terms, though, would remain fully enforceable if that were to occur. If Employee challenges the validity of or attacks this Release Agreement in any court of competent jurisdiction, Employee unequivocally agrees to first return to the Bank any and all monies or other consideration received by the Employee under the terms of this Release Agreement.

8. Entire Agreement. This Release Agreement expresses the entire agreement between Employee, the Bank, and the Corporation regarding Employee’s resignation from employment. This Release Agreement may not be amended or terminated except by a written agreement signed by Employee, the Bank, and the Corporation. No representations made prior to or contemporaneously with this Release Agreement shall have any binding effect.

9. Waiver. No waiver of any provision of this Release Agreement shall constitute a waiver of any other provisions of this Release Agreement. Notwithstanding any rule of law to the contrary, this Release Agreement may not be modified, changed, amended, or waived in any way (whether in whole or in part) orally, by conduct, by informal writings, or by any combination thereof.

10. Benefits. The promises of Employee under this Release Agreement shall inure to the benefit of the Releasees and all other present or future subsidiaries and affiliates, successors, or assigns of the Releasees. All such entities shall be considered third party beneficiaries and may enforce any provision of this Release Agreement. Employee, however, may not assign his obligations under the Release Agreement.

11. Governing Law and Jurisdiction. The validity, legality, and construction of this Release Agreement or of any of its provisions shall be governed exclusively by the laws of the Commonwealth of Pennsylvania. Any action arising out of or relating to any of the provisions of this Release Agreement may be brought and prosecuted only in the courts of or located in the Commonwealth of Pennsylvania.

12. Interpretation. This Release Agreement shall be interpreted in a reasonable manner to affect the Parties’ purposes and specifically shall not be interpreted in a manner that would require interpretation of any ambiguities in this Release Agreement against a party who has drafted it. The paragraph headings set out in this Release Agreement are for convenience only and shall not be used to interpret the provisions of this Release Agreement.

13. Acceptance. The Parties certify that they have read this Release Agreement, that they understand the meaning and legal effects of this Release Agreement, that they are executing this Release Agreement of their own volition, that they are legally competent to enter into this Release Agreement, and that they acknowledge that the consideration stated in this Release Agreement is adequate and satisfactory.

14. Counterparts. This Release Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

15. Authorization of Signatories. The undersigned are fully competent and authorized to execute this Release Agreement and have signed their names to this Release Agreement of their own free will.

IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed the foregoing Confidential Separation Agreement and General Release as of the date first written below.

EMPLOYEE

Dated: 9/30/2020
Steven A. Ehrlich

RIVERVIEW BANK

Dated: Sept. 30, 2020	By:

RIVERVIEW FINANCIAL CORP.

Dated: Sept. 30, 2020	By: